Exhibit 23



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-87216 of Kentucky Power Company on Form S-3 of our report dated February 21, 2003 (May 14, 2003 as to Note 16)(which expresses an unqualified opinion and includes an explanatory paragraph referring to the realignment of segments for financial reporting purposes), appearing in this Form 8-K of Kentucky Power Company.


/s/ Deloitte & Touche LLP

Columbus, Ohio
May 14, 2003